AMENDMENT TO THE 2005 AMENDED AND RESTATED
UNITED RETAIL GROUP
SUPPLEMENTAL RETIREMENT SAVINGS PLAN
RECITALS
     United Retail Group, Inc. (the “Company”) maintains for the benefit of its employees the United Retail Group Supplemental Retirement Savings Plan (the “Plan”).
     The Company has adopted, effective as of January 1, 2005 an amendment and restatement of the Plan.
     The Company wishes to revise certain provisions of the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;
     Therefore, this Amendment to the Plan shall be adopted effective as of January 1, 2005.
AMENDMENT
I.	Section 14 of the Plan shall be amended in its entirety as follows:

Section 14. 409A Compliance.
          14.1 Adoption and Effective Date. This Section 14 of the Plan is intended to reflect certain provisions of Section 409A of the Code, as amended, and the Treasury Regulations promulgated by the Internal Revenue Service pursuant to Section 409A of the Code.
          14.1.1 Effective Date. Provisions of this Section 14 shall be effective as of January 1, 2005.
          14.1.2 This Section 14 shall supersede the other provisions of the Plan to the extent those provisions are inconsistent with the requirements of this Section.
          14.1.3 This Section 14 shall apply only to the portion of each Account attributable to 409A Deferrals. Any portion of a Participant’s Account which is not attributable to 409A Deferrals shall be subject to the remaining provisions of the Plan, without regard to the application of this Section 14.
          14.2 Elections under the United Retail Group Retirement Savings Plan. Any changes to deferral elections in the United Retail Group Retirement Savings Plan after a date in which elections to defer Compensation under this Plan become irrevocable shall be disregarded for purposes of determining Supplemental Savings Contributions and Supplemental Matching Contributions under Sections 3.1 and 3.2 of this Plan.

          14.3 Limitations of Distributions. No portion of a Participant’s Account may be distributed earlier than:
          14.3.1 The Participant’s separation from service (as defined in Treasury Regulation Section 1.409A-1(h) and subject to Section 14.3.7 below);
          14.3.2 the date on which the Participant becomes Disabled (as defined in Section 14.8.2 below);
          14.3.3 the Participant’s death;
          14.3.4 a time or fixed schedule (as defined in Treasury Regulation Section 1.409A-3(a)(i)4)) specified in the Participant’s Enrollment and Change Designation, or otherwise specified under the Plan at the date of Deferral;
          14.3.5 a Change in Control Event (as defined in Section 14.8.1 below); or
          14.3.6 the occurrence of an Unforeseeable Emergency (as defined in Section 14.8.6 below)
          14.3.7 Notwithstanding the provisions of this Section 14.3 to the contrary, distributions to any Specified Employee (as defined in Section 14.8.5 below) on account of a separation from service, may not be made before the date which is six months after the date of the Participant’s separation from service (or, if earlier than the end of the six-month period, the date of death of the Participant who is a Specified Employee).
          14.4 Acceleration of Benefits. The Plan may not permit the acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to the terms of the Plan of a Participant’s Account except as provided in Treasury Regulation Section 1.409A-3(j)(4).
          14.5 Elections. A Participant’s election to defer Compensation to the Participant’s Account pursuant to an Enrollment and Change Designation shall be subject to the following requirements:
          14.5.1 Compensation for services performed during a calendar year may be deferred at the Participant’s election only if the election to defer such Compensation is made and becomes irrevocable not later than the close of the preceding calendar year, or at such other time as may be permitted in Treasury Regulation Section 1.409A-2(a).
          14.5.2 In the case of the first calendar year in which a Participant becomes eligible to participate in the Plan, such election may be made with respect to Compensation for services to be performed subsequent to the election within thirty (30) days after the date on which the Participant becomes eligible to participate in the Plan.

          14.5.3 In the case of an election to defer any Performance-Based Compensation (as defined in Treasury Regulation Section 1.409A-1(e)) based on services performed over a period of at least twelve months, the election may be made on or before the date that is six months before the end of the performance period.
          14.6 Delay in Payment. No Participant may make an election to delay the date of a payment from the Participant’s Account or change the form of payment from the Participant’s Account unless:
          14.6.1 the election will not take effect until at least twelve months after the date on which the election is made,
          14.6.2 except in the case of a payment as the result of the Participant’s becoming Disabled, the Participant’s death or the occurrence of an Unforeseeable Emergency, the first payment with respect to such election is deferred for not less than five years from the date on which such payment would otherwise have been paid, and
          14.6.3 any election which is related to a payment at a specified time or pursuant to a fixed schedule may not be made less than twelve months prior to the date of the first scheduled payment under that election.
          14.7 Restrictions on Trust Fund. No portion of the Trust Fund may be located outside of the United States, or transferred outside of the United States. No portion of the Trust Fund may be subject to any restriction based upon a change in the Company’s financial health.
          14.8 Definitions.
          14.8.1 Change in Control Event. “Change in Control Event” means the occurrence of a Change in the Ownership of the Company, a Change in the Effective Control of the Company, or a Change in the Ownership of a Substantial Portion of the Company’s Assets. For purposes of this Section 14:
          14.8.1.1 A “Change in the Ownership of the Company” occurs on the date that any one person, or more than one person acting as a Group, acquires ownership of stock of the Company that, together with stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, if any one person, or more than one person acting as a Group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or Group is not considered to cause a Change in the Ownership of the Company. For purposes of this Section 14, “Group” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(5)(v)(B), or any subsequent guidance.
          14.8.1.2 A “Change in the Effective Control of the Company” occurs only on the date that either:

(1) Any one person, or more than one person acting as a Group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or
(2) A majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
          14.8.1.3 A “Change in the Ownership of a Substantial Portion of the Company’s Assets” occurs on the date that any one person, or more than one person acting as a Group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total Gross Fair Market Value equal to or more than forty percent (40%) of the total Gross Fair Market Value of all of the Company’s assets immediately prior to such acquisition or acquisitions. For purposes of this Section 14, the term “Gross Fair Market Value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, a Change in the Ownership of a Substantial Portion of the Company’s Assets does not occur if the assets are transferred to one or more of the following (as determined immediately after the asset transfer):
(1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to such shareholder’s stock;
(2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(3) a person, or more than one person acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or
(4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (3).
In determining whether a Change in Control has occurred, the Plan shall apply the rules set forth in Treasury Regulation Section 1.409A-3(i), or any subsequent guidance.
               14.8.2 Disabled. A Participant shall be considered “Disabled” if the Participant:
               14.8.2.1 is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or

               14.8.2.2 is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.
In determining whether a person is “Disabled,” the Plan shall apply the meaning of such term set forth in Treasury Regulation Section 1.409A-3(a)(i)(4), or any subsequent guidance.
               14.8.3 409A Deferrals. “409A Deferrals” shall mean amounts which were deferred to a Participant’s Account or became vested on or after January 1, 2005. Except in the event of a material modification, 409A Deferrals shall not include any deferrals allocated to a Participant’s Account prior to January 1, 2005, or any increase in a Participant’s Account as the result of investment gains attributable to such deferrals. For this purpose, the existence of a material modification shall be determined under the provisions of Internal Revenue Service Notice 2005-1 or other guidance promulgated by the Secretary of the Treasury.
               14.8.4 Performance-Based Compensation. “Performance-Based Compensation” shall mean Compensation where (i) the payment of the Compensation or the amount of the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria, and (ii) the performance criteria are not substantially certain to be met at the time a deferral election is permitted. Performance-Based Compensation may include payments based upon subjective performance criteria, but (i) any subjective performance criteria must relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and (ii) the determination that any subjective performance criteria have been met must not be made by the Participant or a family member of the Participant (as defined in § 267(c)(4) of the Code, applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or a family member of the Participant, and no amount of the Compensation of the person making such determination is effectively controlled in whole or in part by the Participant or a family member of the Participant. Performance-Based Compensation may also include payments based on performance criteria that are not approved by a compensation committee of the Board of Directors or by the stockholders of the Company. Notwithstanding the foregoing, Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established, or that is based solely on the value of, or appreciation in value of, the Company or the stock of the Company.
In determining whether Compensation is “Performance-Based Compensation,” the Plan shall apply the meaning of such term set forth in Treasury Regulation Section 1.409A-1(e), or any subsequent guidance.
               14.8.5 Specified Employee. A “Specified Employee” shall mean a key employee (as defined in Code Section 416(i), but without regard to Code Section 416(i)(5)) of the Company determined in accordance with Treasury Regulation Section 1.409A-1(i). Provided, however, that no Participant shall be considered to be a Specified Employee unless the stock of the Company is publicly traded on an established securities market or otherwise.
               14.8.6 Unforseeable Emergency. “Unforseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
In determining whether an “Unforseeable Emergency” has occurred, the Plan shall apply the meaning of such term set forth in Treasury Regulation Section 1.409A-1(i)(3), or any subsequent guidance.
II.	In all other respects, the Plan shall remain unchanged.
Dated this    21st    day of     JUNE    , 2007.

UNITED RETAIL GROUP, INC.

By:	/s/ GEORGE R. REMETA

Title:	CHIEF ADMINISTRATIVE OFFICER